Exhibit 99.1

Citizens Financial Corp.’s earnings for the first nine months of 2004 were $1,127,000 compared to $1,542,000 in the first nine months of 2003. Third quarter earnings were $440,000 in 2004 and $539,000 in 2003. These lower earnings are primarily the result of unusually high net charge offs due to the failure of a commercial lending relationship. The reduction in earnings has caused year-to-date earnings per share to drop from $2.39 to $1.79. The company expects its performance to return to previous levels, however.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.